Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation Announces Officer Elections
     MILWAUKEE—July 22, 2010—Sensient Technologies Corporation (NYSE: SXT) announced today that Douglas S. Pepper has been elected to the position of President and Chief Operating Officer. Mr. Pepper joined Sensient in December 2005, as Chief Financial Officer of the Sensient Color Group and most recently served as Sensient’s Vice President, Administration. Mr. Pepper is a CPA with over 30 years of experience in management and finance. He is assuming the position previously held by Neil Cracknell following Mr. Cracknell’s departure from the Company.
     The Company also announced that its Board of Directors has amended its employment agreement with its Chairman and CEO, Mr. Kenneth P. Manning. Under the amended agreement, Mr. Manning has agreed to serve as Chairman and CEO until January 1 of 2013. After that time, Mr. Manning intends to serve as a non-employee Chairman of the Board until January 1, 2015. The previous employment agreement called for Mr. Manning to serve as Chairman of the Board and Chief Executive Officer until December 31, 2011, and as non-employee Chairman for two additional years.
     Sensient also announced the following officer elections within Sensient’s executive leadership. Stephen J. Rolfs has been elected to the position of Vice President, Administration. James P. McCarthy and Paul Manning have been elected to the positions of President, Flavors and Fragrances Group and President, Color Group, respectively.
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Sensient Technologies Corporation	Page 2
News Release
July 22, 2010
Jeffrey T. Makal has been elected to the position of Vice President, Controller and Chief Accounting Officer. Christopher M. Daniels has been elected to the position of Vice President, Human Resources.
     “Each of these individuals has played an important role in the Company’s ongoing success,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “These internal promotions will greatly strengthen the Company’s leadership and will allow us to execute the Company’s strategies for growth.”
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing most of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient.com
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